Parkway Announces Preliminary Leasing Results, Updates 2012 Outlook and Provides 2013 Outlook

Company to Webcast Investor Day Presentation on January 23, 2013

ORLANDO, Fla., Jan. 22, 2013 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced preliminary leasing results for its fourth quarter ended December 31, 2012 in advance of its Investor Day on January 23, 2013. In addition, the Company narrowed its 2012 Funds from Operations (FFO) outlook to the upper end of the previously provided range and provided a 2013 FFO outlook.

James R. Heistand, President and Chief Executive Officer of Parkway commented, "We continue to make meaningful progress in our strategic objectives and the transformation of our portfolio. We had another strong leasing quarter, we further enhanced our financial flexibility with the completion of a public offering of common stock, and in the fourth quarter and subsequently, have completed or announced six acquisitions consistent with our strategic objectives. The acquisitions that we completed during the quarter are resulting in a short-term negative impact to our occupancy, but we believe that we can create long-term value as we improve the operational efficiency of these newly acquired assets. As we achieve those enhancements, combined with manageable expirations over the next year, we expect to drive occupancy gains and improve financial performance."

Occupancy and Leasing Activity

Occupancy was 88.0% at the end of the fourth quarter 2012, compared to 89.6% at the end of the prior quarter. Including leases that have been signed but have yet to commence, the Company's leased percentage at the end of the fourth quarter 2012 was 89.0%. The anticipated sequential decline in occupancy was due to the strategic acquisition of assets with occupancy that is below the Company average, where it expects to create operational value.

During the fourth quarter 2012, Parkway signed leases totaling 413,000 square feet at an average rent per square foot of $25.35 and at an average cost of $4.74 per square foot per year.

New & Expansion Leasing – During the fourth quarter 2012, the Company signed 110,000 square feet of new leases at an average rent per square foot of $21.70 and at an average cost of $4.73 per square foot per year. Expansion leases during the quarter totaled 45,000 square feet at an average rent per square foot of $22.38 and at an average cost of $7.14 per square foot per year.

Renewal Leasing – Customer retention during the fourth quarter 2012 was 68.9%. The Company signed 258,000 square feet of renewal leases at an average rent per square foot of $27.43, representing a 0.2% rate decrease from the expiring rate. The average cost of renewal leases was $4.41 per square foot per year.

Significant operational and leasing statistics for the quarter as compared to prior quarters is as follows:

	For the Three Months Ended
	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11
Ending Occupancy	88.0%	89.6%	87.4%	85.9%	83.9%
Customer Retention	68.9%	76.0%	63.2%	46.8%	47.1%
Square Footage of Total Leases Signed (in thousands)	413	439	394	368	526
Average Revenue Per Square Foot of Total Leases Signed	$25.35	$21.78	$19.60	$22.55	$23.04
Average Cost Per Square Foot Per Year of Total Leases Signed	$4.74	$3.68	$2.93	$4.72	$4.37

2012 Updated Outlook

The Company is narrowing its 2012 FFO outlook to the upper end of the previously provided range. The Company expects to report FFO for the fourth quarter of 2012 between $0.23 and $0.25 and annual FFO between $1.28 and $1.30. As a result of the Company's previously announced change in business strategy, the Company believes that it will likely record an impairment charge on the Company's investment in the management contracts acquired during 2011 and a likely write-off of the associated goodwill of $26.2 million. The fourth quarter and annual FFO ranges for 2012 do not include the impact of these likely impairment charges.

The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2012	Range
Fully diluted EPS	($0.02)-$0.00
Parkway's share of depreciation and amortization	$1.55-$1.55
Parkway's share of gain on sale of real estate	($0.25-$0.25)
Reported FFO per diluted share	$1.28-$1.30

2013 Outlook

The Company is providing a 2013 FFO outlook range of $1.17 to $1.27 per share and loss per diluted share ("EPS") of ($0.33) to ($0.23).

The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2013	Range
Fully diluted EPS	($0.33-$0.23)
Parkway's share of depreciation and amortization	$1.50-$1.50
Reported FFO per diluted share	$1.17-$1.27

The 2013 outlook is based on the core operating, financial and capital assumptions set forth below at Parkway's share. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience.

2013 Core Operating Assumptions

  Recurring cash NOI of $115.5 to $117.5 million,
  Straight-line rent and amortization of above market rent of $7.5 to $8.5 million,
  Lease termination fee income of $300,000,
  Management fee after-tax income of $7.0 to $8.0 million,
  Total G&A of $18.5 to $20.0 million, inclusive of those amounts related to the Company's expected equity compensation plan and  transition or severance costs,
  Weighted average annual diluted common shares and units of 56.0 million, and
  Ending occupancy between 87.5% and 88.5%.

2013 Financial and Capital Assumptions

  Capital expenditures for building improvements, tenant improvements and leasing commissions of $17.0 to $18.0 million,
  Mortgage and credit facilities interest expense and loan cost amortization at a range of $32.0 to $32.5 million, which includes loan cost amortization of approximately $2.0 to $2.2 million, and
  All previously announced acquisitions during the fourth quarter of 2012 and to date are included in the earnings outlook, regardless of whether they have yet to be completed.  In connection with the investments expected to close during 2013, the Company estimates that it will incur approximately $1.6 million in acquisitions expenses.

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

Investor Presentation Webcast

The Company will conduct an investor presentation as part of its Investor Day on Wednesday, January 23, 2013 at 9:30 a.m. Eastern Time, lasting approximately one hour. A live audio and slideshow webcast will also be available on the Company's website (www.pky.com).

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the ownership of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 43 office properties located in nine states with an aggregate of approximately 11.9 million square feet of leasable space at January 1, 2013. Fee-based real estate services are offered through wholly-owned subsidiaries of the Company, which in total manage and/or lease approximately 10.8 million square feet for third-party owners at January 1, 2013.

Forward Looking Statement

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions and other potential transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the ability of the Company to enter into new leases or renew leases on favorable terms; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO and NOI, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO and NOI are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO and NOI do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO and NOI should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:

Parkway Properties, Inc.
Thomas E. Blalock
Vice President of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com